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                                   Exhibit 99

                  [LETTERHEAD OF MATERIAL SCIENCES CORPORATION]

                                   May 3, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Material Sciences Corporation, a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K. In its letter, Andersen has represented to us that its audits of the financial position of the Company and its consolidated subsidiaries as of February 28, 2002 and February 28, 2001, and the related statements of income (loss), cash flows, changes in shareowners' equity and comprehensive income (loss) for each of the three years ended February 28, 2002, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

                                      Very truly yours,

                                      /s/ James J. Waclawik, Sr.

                                      James J. Waclawik, Sr.
                                      Vice President and Chief Financial Officer